Exhibit 99.1

DANAHER CORPORATION

2099 PENNSYLVANIA AVENUE

12TH FLOOR

WASHINGTON, D.C. 20006

TELEPHONE (202)-828-0850  FAX (202)-828-0860

FOR IMMEDIATE RELEASE	CONTACT:	Andy Wilson
VP Investor Relations
(202) 828-0850

DANAHER CORPORATION COMMENTS ON FOURTH QUARTER ESTIMATES

Washington, D.C., January 14, 2004 - Danaher Corporation (NYSE:DHR) today commented on estimates for the fourth quarter ending December 31, 2003.  Preliminary financial results indicate revenues for the fourth quarter increased approximately 17 percent compared to the fourth quarter of 2002.  Of the 17 percent increase, revenues from existing operations are expected to account for an approximately six percent increase over the same period in 2002, exceeding previous estimates of a two to four percent increase.  Danaher defines revenue growth from existing operations as revenue increases over the comparable prior period, excluding revenue attributable to currency gains and losses as well as businesses acquired subsequent to the comparable prior period.

The current Thompson Financial First Call consensus range for the Company’s fourth quarter earnings is $0.91 to $0.95 per share which does not include the previously announced $0.09 per share gain the Company expects to record in the fourth quarter related to curtailment of the Company’s cash balance pension plan in the United States.  Adding the $.09 per share gain to the consensus range would result in a revised range of $1.00 to $1.04 per share.  The Company expects that earnings for the quarter will meet or slightly exceed the upper end of this revised range.

Danaher Corporation is a leading manufacturer of Process / Environmental Controls and Tools and Components (www.danaher.com).

Statements in this release that are not strictly historical, including statements characterized by terminology such as “indicates,” “expected,” “expects” and “would,” may be “forward-looking” statements, which involve risks and uncertainties.  These include economic and currency conditions, market demand, pricing, competitive and technological factors, and the fact that the financial measures presented in this release have not been audited, among other factors as set forth in the company’s SEC filings.